Exhibit 10.13.1



                   TEMPORARY BLUE SHIELD
                AFFILIATE LICENSE AGREEMENT

           This agreement is by and between Blue Cross and Blue Shield Association ("BCBSA") and Healthy Alliance Life Insurance Companies (the "Affiliate"), an affiliate of the Blue Shield Plan known as Blue Cross and Blue Shield of Missouri (the "Plan"), which is also a Party signatory hereto.

                          Preamble

           WHEREAS, BCBSA is the owner of the BLUE SHIELD and the BLUE SHIELD Design service marks (collectively the "Licensed Marks");

           WHEREAS, the Affiliate had the right to use the Licensed Marks as service marks and the name BLUE SHIELD in a trade name (the "Licensed Name");

           WHEREAS, BCBSA informed the Plan and the Affiliate that the Plan's Blue Shield License Agreement and the Affiliate's Blue Shield Affiliate License Agreement automatically terminated as a result of claims made in certain litigation pending among and between the Plan; Jay Angoff, in his official capacity as Director of the Missouri Department of Insurance; and Jeremiah "Jay" Nixon, in his official capacity as the Attorney General of the State of Missouri (the "Litigation");

           WHEREAS, the Plan has told BCBSA that (i) the Plan believes that the Litigation has not triggered the automatic termination provisions of the Plan's Blue Shield License Agreement or the Affiliate's Blue Shield Affiliate License Agreement and the Plan contends that its Blue Shield License Agreement and the Affiliate's Blue Shield Affiliate License Agreement remain in full force and effect; and (ii) to clarify the Affiliate's rights to continue to use the Licensed Marks and Licensed Name, the Plan and the Affiliate wish to receive, and are willing to accept benefits and rights under, this Temporary Blue Shield Affiliate License Agreement;

           WHEREAS, BCBSA has determined that it is in the best interest of BCBSA, the Licensed Marks, and its member
Plans to grant the Plan and the Affiliate this temporary license;

           NOW THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                         Agreement

           1. BCBSA hereby grants the Affiliate, upon the terms and conditions of this Temporary Blue Shield Affiliate License Agreement ("Temporary Affiliate License"), the temporary right to use the Licensed Marks and Name in its licensed service area in connection with, and only in connection with: (i) health care plans and related services and administering the non-health portion of workers' compensation insurance, and (ii) underwriting the indemnity portion of workers' compensation insurance, provided that
Affiliate's  total  premium revenue comprises  less  than  15 percent of the sponsoring Plan's net subscription revenue. This grant of rights is non-exclusive and is limited to the Service Area served by the Plan. The Affiliate may not use the Licensed Marks and Name in its legal name and may use the Licensed Marks in its Trade Name only with the prior consent of BCBSA.

            2.     This  Temporary  Affiliate  License  shall
incorporate the terms, covenants, conditions, and licensed service area of the Affiliate's Blue Shield Affiliate License Agreement (the "Full Affiliate License"), a current copy of which is attached as Exhibit A, provided that paragraphs one through seven of this Temporary License shall control to the extent they conflict with the terms, covenants, and conditions of the Full Affiliate License. The terms "Agreement," "License," and "License Agreement" as used in the Full Affiliate License shall be construed to include this Temporary Affiliate License, and the Affiliate shall be considered a "Larger Affiliate" as that term is used in the Full Affiliate License.

           3. The Affiliate agrees not to bring any claims, causes of action, actions, suits, or any demands whatsoever against BCBSA or any of its Member Plans, whether at law or equity, whether in judicial, arbitral, or alternative fora, and whether known or unknown, that the Affiliate now has or may have had on behalf of itself or any other person or entity at any time prior to and including the date of this Temporary Affiliate License, or hereafter can, shall, or may have or claim to have, arising out of or in any way related to the aforementioned automatic terminations or any actions taken or contemplated herein or related thereto, so long as the Affiliate remains a licensee pursuant to any temporary Blue Shield license or any then-effective Full Affiliate License.

           4. The Affiliate and the Plan covenant and warrant that: (i) apart from the Litigation, they are in compliance with all, and have no plans to engage in conduct that would violate any, BCBSA rules and regulations, including all provisions of this Temporary Affiliate License; and (ii) there is no imminent risk of dissolution of the Affiliate or the Plan or of the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Affiliate's or the Plan's business or property. If any of these covenants and warranties is inaccurate or breached, BCBSA may terminate this Temporary Affiliate License pursuant to a vote of the BCBSA Board of Directors.

           5. The provisions of paragraph 7(G) of the Full Affiliate License related to notice to customers shall not apply so long as the Affiliate remains a licensee pursuant to any temporary Blue Shield license or any then-effective Full Affiliate License.

            6. This Temporary Affiliate License shall automatically terminate upon the earlier of (i) the expiration or termination of the stay of proceedings entered on December 30, 1996, by the Circuit Court of Cole County, Missouri, in the Litigation; or (ii) the termination of the Litigation. All provisions for termination of this Temporary Affiliate License that require a vote shall be by the vote of the BCBSA Board of Directors prescribed in Article VI,
Section 5 of the BCBSA Bylaws in effect as of the effective date of this Temporary Affiliate License.

           7. BCBSA shall award the then-effective Full Affiliate License to the Affiliate effective immediately upon the expiration or termination of this Temporary Affiliate License and the satisfaction of the following conditions as determined by BCBSA: (i) the Litigation has been addressed to eliminate the risk of dissolution of the Plan or the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Plan's business or property, and in a manner that is in the best interest of BCBSA, the Licensed Marks, and the Plans; and (ii) the Affiliate is in compliance with, and has no plans to engage in any conduct that would violate, the applicable BCBSA rules and regulations, including the provisions of the then-effective Full Affiliate License.


IN  WITNESS  WHEREOF, the parties have caused this  Temporary
Blue Shield Affiliate License Agreement to be executed, effective as of the date of the last signature written below:


BLUE CROSS AND BLUE SHIELD ASSOCIATION

By: /s/ Mark A. Orloff

Title: Vice President and Assistant Secretary

Date: February 7, 1997


HEALTHY ALLIANCE LIFE INSURANCE COMPANIES
Affiliate

By: /s/ Frederic C. Brussee

Title: President

Date: January 24, 1997


BLUE CROSS AND BLUE SHIELD OF MISSOURI
Plan

By: /s/ Roy R. Heimburger

Title: President and Chief Executive Officer

Date: January 24, 1997


Exhibit A

Previously Filed as Exhibit 10.13